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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                           IDERA PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    44860M801
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------                                         --------------------------
CUSIP No.                             13G             Page 2 of 13 Pages
-------------                                         --------------------------


    1.      NAMES OF REPORTING PERSONS

            Great Point Partners, LLC

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

            37-1475292

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) [ ]

            (b) [ ]


    3.      SEC USE ONLY

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            USA

      NUMBER OF SHARES          5.    SOLE VOTING POWER

        BENEFICIALLY            6.    SHARED VOTING POWER

       OWNED BY EACH                                           193,874

      REPORTING PERSON          7.    SOLE DISPOSITIVE POWER

           WITH                 8.    SHARED DISPOSITIVE POWER

                                                               193,874

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     193,874

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See  Instructions)                                     [ ]

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.95%

   12.      TYPE OF REPORTING PERSON (See Instructions)

                     OO

-------------                                         --------------------------
CUSIP No.                             13G             Page 3 of 13 Pages
-------------                                         --------------------------



    1.      NAMES OF REPORTING PERSONS

            Biomedical Value Fund, L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

            37-1475295

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]


    3.      SEC USE ONLY

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, USA

      NUMBER OF SHARES          5.    SOLE VOTING POWER

        BENEFICIALLY            6.    SHARED VOTING POWER

      OWNED BY EACH                                         109,559

     REPORTING PERSON           7.    SOLE DISPOSITIVE POWER

          WITH                  8.    SHARED DISPOSITIVE POWER

                                                            109,559

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     109,559

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [  ]

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.54%

   12.      0TYPE OF REPORTING PERSON (See Instructions)

                     PN

-------------                                         --------------------------
CUSIP No.                             13G             Page 4 of 13 Pages
-------------                                         --------------------------



    1.      NAMES OF REPORTING PERSONS

            Great Point GP, LLC

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

            37-1475293

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]

    3.      SEC USE ONLY

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, USA

      NUMBER OF SHARES          5.    SOLE VOTING POWER

       BENEFICIALLY             6.    SHARED VOTING POWER

      OWNED BY EACH                                              109,559

     REPORTING PERSON           7.    SOLE DISPOSITIVE POWER

          WITH                  8    SHARED DISPOSITIVE POWER

                                                                 109,559

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     109,559

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]


   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.54%

   12.      TYPE OF REPORTING PERSON (See Instructions)

                     OO

-------------                                         --------------------------
CUSIP No.                             13G             Page 5 of 13 Pages
-------------                                         --------------------------


    1.      NAMES OF REPORTING PERSONS

            Biomedical Offshore Value Fund, Ltd.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

            N/A

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]


    3.      SEC USE ONLY

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands

      NUMBER OF SHARES          5.    SOLE VOTING POWER

        BENEFICIALLY            6.    SHARED VOTING POWER

       OWNED BY EACH                                        84,315

     REPORTING PERSON           7.    SOLE DISPOSITIVE POWER

         WITH                   8.    SHARED DISPOSITIVE POWER

                                                            84,315

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     84,315

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]


   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.41%

   12.      TYPE OF REPORTING PERSON (See Instructions)

                     CO

-------------                                         --------------------------
CUSIP No.                             13G             Page 6 of 13 Pages
-------------                                         --------------------------


    1.      NAMES OF REPORTING PERSONS

            Dr. Jeffrey R. Jay, M.D.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]


    3.      SEC USE ONLY

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, USA

      NUMBER OF SHARES          5.    SOLE VOTING POWER

        BENEFICIALLY                                             43,650

       OWNED BY EACH            6.    SHARED VOTING POWER

     REPORTING PERSON                                            193,874

            WITH                7.     SOLE DISPOSITIVE POWER

                                                                 43,650

                                8.    SHARED DISPOSITIVE POWER

                                                                 193,874

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     237,524

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                      [ ]


   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.16%

   12.      TYPE OF REPORTING PERSON (See Instructions)

                     IN

-------------                                         --------------------------
CUSIP No.                             13G             Page 7 of 13 Pages
-------------                                         --------------------------


     ITEM 1.        NAMES OF REPORTING PERSONS

                    (a) Name of Issuer:

                        Idera Pharmaceuticals, Inc.

                    (b) Address of Issuer:

                        345 Vassar Street
                        Cambridge, MA  02139
                        U.S.A.


     ITEM 2.

                    (a)  Name of Person Filing

                              Great Point Partners, LLC
                              Biomedical Value Fund, L.P.
                              Great Point GP, LLC
                              Biomedical Offshore Value Fund, Ltd.
                              Dr. Jeffrey R. Jay, M.D.


                    (b) Address of Principal Business Office, or if none,
                        Residence

                        165 Mason Street, 3rd Floor
                        Greenwich, CT 06830

                    (c) Citizenship

                    Great Point Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Value Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Great Point GP, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Offshore Value Fund, Ltd. is a limited liability corporation organized under the laws of the Cayman Islands. Dr. Jeffrey R. Jay, M.D. is a citizen of the United States.

                    (d) Title of Class of Securities

                        Common Stock

                    (e) CUSIP Number

                        44860M801

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D.2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                             Not Applicable.

                    (a)  [ ]    Broker or dealer registered under Section 15 of
                                the Act (15 U.S.C. 78o)

                    (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act
                                (15 U.S.C. 78c).

                    (c)  [ ]    Insurance company as defined in Section 3(a)(19)
                                of the Act (15. U.S.C. 78c).

                    (d)  [ ]    Investment Company registered under Section 8 of
                                the Investment Company Act of 1940 (15 U.S.C.
                                80a-8).

                    (e)  [ ]    An investment adviser in accordance with
                                'S.''S.' 240.13d-1(b)(1)(ii)(E).

-------------                                         --------------------------
CUSIP No.                             13G             Page 8 of 13 Pages
-------------                                         --------------------------


                    (f)  [ ]    An employee benefit plan or endowment fund in
                                accordance with 'S.''S.'240.13d-1(b)(1)(ii)(F).

                    (g)  [ ]    A parent holding company or control person in
                                accordance with 'S.''S.'240.13d-1(b)(1)(ii)(G).

                    (h)  [ ]    A savings associations as defined in Section
                                3(b) of the Federal Deposit Insurance Act (12
                                U.S.C. 1813).

                    (i)  [ ]    A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                    (j)  [ ]    Group, in accordance with
                                'S.''S.'240.13d-1(b)(1)(ii)(J).

-------------                                         --------------------------
CUSIP No.                             13G             Page 9 of 13 Pages
-------------                                         --------------------------


     ITEM 4.        OWNERSHIP

                    Biomedical Value Fund, L.P. ("BVF") is the direct beneficial owner of 109,559 shares (the "BVF Shares"), consisting of 7,137 shares of Common Stock and warrants to purchase 102,422 shares of Common Stock. Great Point GP, LLC, is the general partner of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Great Point Partners, LLC is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BVF Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares.

                    Biomedical Offshore Value Fund, Ltd. ("BOVF") is the direct beneficial owner of 84,315 shares (the "BOVF Shares"), consisting of 36,116 shares of Common Stock and warrants to purchase 48,199 shares of Common Stock. Great Point Partners, LLC is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares.

                    Notwithstanding the above, Great Point Partners, LLC and Dr. Jay disclaim beneficial ownership of the BVF Shares and the BOVF Shares and Great Point GP, LLC disclaims beneficial ownership of the BVF Shares, except to the extent of their respective pecuniary interests.

                    The Information in Items 1 and 5 through 11 on the cover pages of this Amendment No. 3 to Schedule 13G is hereby incorporated by reference.

                    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    1. GREAT POINT PARTNERS LLC(1)

                    (a) Amount beneficially owned: 193,874.

                    (b) Percent of class: 0.95%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote: 0

                        (ii) Shared power to vote or to direct the vote:
                         193,874.

                        (iii) Sole power to dispose or to direct the disposition of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 193,874.


                    2.   Biomedical Value Fund, L.P.(1)

                    (a) Amount beneficially owned: 109,559

                    (b) Percent of class: 0.54%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote: 0

                        (ii) Shared power to vote or to direct the vote: 109,559


                    (1) See response to Item 4, above.

-------------                                         --------------------------
CUSIP No.                             13G             Page 10 of 13 Pages
-------------                                         --------------------------



                        (iii) Sole power to dispose or to direct the disposition of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 109,559


                    3. Great Point GP, LLC(1)

                    (a) Amount beneficially owned: 109,559

                    (b) Percent of class: 0.54%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote: 0

                        (ii) Shared power to vote or to direct the vote: 109,559

                        (iii) Sole power to dispose or to direct the disposition of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 109,559


                    3. Biomedical Offshore Value Fund, L.P.(1)

                    (a) Amount beneficially owned: 84,315

                    (b) Percent of class: 0.41%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote: 0

                        (ii) Shared power to vote or to direct the vote: 84,315

                        (iii) Sole power to dispose or to direct the disposition of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 84,315


                    3. Dr. Jeffrey R. Jay, M.D.(1)

                    (a) Amount beneficially owned: 237,524

                    (b) Percent of class: 1.16%

                    (c) Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote: 43,650

                        (ii) Shared power to vote or to direct the vote: 193,874

                        (iii) Sole power to dispose or to direct the disposition of: 43,650

                        (iv) Shared power to dispose or to direct the disposition of: 193,874

-------------                                         --------------------------
CUSIP No.                             13G             Page 11 of 13 Pages
-------------                                         --------------------------



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  See item 4, above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10.          CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

-------------                                         --------------------------
CUSIP No.                             13G             Page 12 of 13 Pages
-------------                                         --------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2007

                                   BIOMEDICAL VALUE FUND, L.P.


                                   Signature: /S/ DR. JEFFREY R. JAY, M.D.
                                              ----------------------------------
                                              By Great Point GP, LLC,
                                                as general partner,
                                              By Dr. Jeffrey R. Jay, M.D.,
                                                as senior managing member

                                   GREAT POINT GP, LLC


                                   Signature: /S/ DR. JEFFREY R. JAY, M.D.
                                              ----------------------------------
                                              By Dr. Jeffrey R. Jay, M.D.
                                                as senior managing member

                                   BIOMEDICAL OFFSHORE VALUE FUND, LTD.


                                   Signature: /S/ DR. JEFFREY R. JAY, M.D.
                                              ----------------------------------
                                              By Great Point Partners, LLC,
                                                as investment manager,
                                              By Dr. Jeffrey R. Jay, M.D.,
                                                as senior managing member

                                   GREAT POINT PARTNERS, LLC


                                   Signature: /S/ DR. JEFFREY R. JAY, M.D.
                                              ----------------------------------
                                              By Dr. Jeffrey R. Jay, M.D.,
                                                as senior managing member

                                   DR. JEFFREY R. JAY, M.D.

                                   Signature: /S/ DR. JEFFREY R. JAY, M.D.
                                              ----------------------------------

                                                                       EXHIBIT A


              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G


The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 14, 2007

                                   BIOMEDICAL VALUE FUND, L.P.


                                   Signature:  /S/ DR. JEFFREY R. JAY, M.D.
                                               ---------------------------------
                                               By Great Point GP, LLC,
                                                 as general partner,
                                               By Dr. Jeffrey R. Jay, M.D.,
                                                 as senior managing member

                                   GREAT POINT GP, LLC


                                   Signature:  /S/ DR. JEFFREY R. JAY, M.D.
                                               ---------------------------------
                                               By Dr. Jeffrey R. Jay, M.D.
                                                 as senior managing member

                                   BIOMEDICAL OFFSHORE VALUE FUND, LTD.


                                   Signature:  /S/ DR. JEFFREY R. JAY, M.D.
                                               ---------------------------------
                                               By Great Point Partners, LLC,
                                                 as investment manager,
                                               By Dr. Jeffrey R. Jay, M.D.,
                                                 as senior managing member

                                   GREAT POINT PARTNERS, LLC


                                   Signature:  /S/ DR. JEFFREY R. JAY, M.D.
                                               ---------------------------------
                                               By Dr. Jeffrey R. Jay, M.D.,
                                                 as senior managing member

                                   DR. JEFFREY R. JAY, M.D.

                                   Signature:  /S/ DR. JEFFREY R. JAY, M.D.
                                               ---------------------------------